Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4800

SONIC FISCAL 2017 EARNINGS PER SHARE INCREASE 12%
DRIVEN BY REFRANCHISING GAINS AND ASSET SALES

OKLAHOMA CITY (October 16, 2017) - Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its fourth fiscal quarter ended August 31, 2017.

Key highlights of the company’s fourth quarter of fiscal year 2017 included:

•	Net income per diluted share decreased 6% to $0.50 versus $0.53 in the prior-year period; adjusted net income per diluted share remained the same as the prior-year period at $0.45;

•	System same-store sales declined 3.3%, consisting of a 3.2% same-store sales decrease at franchise drive-ins and a 4.8% decrease at company drive-ins;

•	Company drive-in margins increased by 230 basis points;

•	27 new drive-ins opened; and

•	The company repurchased 1.8 million outstanding shares.

Key highlights of the company’s fiscal year 2017 included:

•
Net income per diluted share increased 12% to $1.45 compared with $1.29 in the prior year; adjusted net income per diluted share decreased 3% to $1.25 compared with adjusted net income per diluted share of $1.29 in the prior year;

•	System same-store sales declined 3.3%, consisting of a 3.2% same-store sales decrease at franchise drive-ins and a decrease of 4.7% at company drive-ins;

•	Company drive-in margins contracted by 60 basis points;

•	66 new drive-ins opened; and

•	The company purchased more than 6.7 million shares of its common stock, representing approximately 13.5% of outstanding shares for the fiscal year.

“Our weaker-than-expected same-store sales performance reflects the intense competitive environment and unfavorable weather we saw during the quarter, including the devastation caused by Hurricane Harvey,” said Cliff Hudson, Sonic Corp. CEO. “In addition, our movie-linked, softer promotional line-up in June and July did not match the traffic that was driven by product bundling in the summer of 2016. As we shifted to more aggressive, brand-centric promotions in late summer, we saw traffic and sales declines moderate.

“With a new marketing leadership team now in place, we continue to evolve the way we target, market to and engage with our most loyal drive-in customers. This includes the refinement of current media strategies to achieve a ten percent increase in reach as well as a complementary revision to our creative content. Despite additional weather disruption to start our first fiscal quarter, we continue to target positive same-store sales in fiscal 2018.

“Although sales were slower than we would have liked, we accomplished much in fiscal 2017, including the expansion of our new-store development pipeline with new and existing franchisee groups, the release of our fully integrated and redesigned mobile app and the testing of order ahead functionality. In addition, we repurchased over 6.7 million Sonic Corp. shares in fiscal 2017, or 13.5% of shares outstanding, while paying out over $24 million in dividends. We have fully transitioned to a more highly franchised business model and look forward to driving increased cash flow over the next several years.”

Financial Overview
For the fourth fiscal quarter of 2017, the company’s net income totaled $20.8 million or $0.50 per diluted share compared to net income of $25.4 million or $0.53 per diluted share in the same period of the prior year. Excluding the items outlined below, net income decreased 13% and net income per diluted share was flat.

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

(In thousands, except per share amounts)
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	Three months ended		Three months ended
	August 31, 2017		August 31, 2016
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$20,831	$0.50	$25,437	$0.53	$(4,606)	(18)%	$(0.03)	(6)%
Net gain on refranchising transactions (1)	(113)	0.00	(972)	(0.02)
Tax impact on refranchising transactions (2)	41	0.00	317	0.00
Restructuring charges (3)	1,819	0.04	—	—
Tax impact of restructuring charges (2)	(672)	(0.02)	—	—
Gain on sale of real estate	(4,702)	(0.11)	—	—
Tax impact on real estate sale (2)	1,738	0.04	—	—
FIN 48 release of income tax credits and deductions	—	—	(3,038)	(0.06)
Adjusted - Non-GAAP	$18,942	$0.45	$21,744	$0.45	$(2,802)	(13)%	$—	—%
________________

(1)	Includes amortization of the deferred gain recorded for a second quarter refranchising transaction.

(2)	Tax impact during the period at an adjusted effective tax rate of 37.0%.

(3)	During the fourth quarter of fiscal year 2017 the company incurred severance costs related to the elimination of certain corporate positions.
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For fiscal year 2017, net income totaled $63.7 million or $1.45 per diluted share compared with net income of $64.1 million or $1.29 per diluted share for the same period in 2016. Excluding the items outlined below, net income and net income per diluted share decreased 14% and 3%, respectively.

(In thousands, except per share amounts)

	Fiscal year ended August 31, 2017		Fiscal year ended August 31, 2016
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$63,663	$1.45	$64,067	$1.29	$(404)	(1)%	$0.16	12%
Net gain on refranchising transactions (1)	(6,758)	(0.15)	(972)	(0.02)
Tax impact on refranchising transactions (2)	2,542	0.06	317	0.00
Gain on sale of investment in refranchised drive-in operations (3)	(3,795)	(0.09)	—	—
Tax impact on sale of investment in refranchised drive-in operations (4)	1,350	0.03	—	—
Restructuring charges (5)	1,819	0.04	—	—
Tax impact of restructuring charges (6)	(672)	(0.02)	—	—
Gain on sale of real estate	(4,702)	(0.11)	(1,875)	(0.04)
Tax impact on real estate sale (7)	1,738	0.04	664	0.01
FIN 48 release of income tax credits and deductions	—	—	(3,038)	(0.06)
Loss from early extinguishment of debt	—	—	8,750	0.18
Tax impact on debt extinguishment (8)	—	—	(3,027)	(0.06)
Retroactive benefit of Work Opportunity Tax Credit and resolution of tax matters	—	—	(585)	(0.01)
Adjusted - Non-GAAP	$55,185	$1.25	$64,301	$1.29	$(9,116)	(14)%	$(0.04)	(3)%
________________

(1)
During the first quarter of fiscal year 2017, we completed two transactions to refranchise the operations of 56 company drive-ins. Of the proceeds, $3.8 million was applied as the initial lease payment for an option to purchase the real estate within 24 months. The franchisee exercised the option in the last six months of the fiscal year. Until the option was fully exercised, the franchisee made monthly lease payments which totaled $0.8 million for the fiscal year-to-date, net of sub-lease expense. During the second quarter of fiscal year 2017, we completed transactions to refranchise the operations of 54 company drive-ins, one of which resulted in a gain of $7.8 million and another in a loss of $1.4 million. The loss transaction reflects a deferred gain of $0.8 million as a result of a real estate purchase option extended to the franchisee. The deferred gain is being amortized into income through January 2020 when the option becomes exercisable.

(2)
Combined tax impact at an effective tax rate of 35.6% during the first quarter of fiscal year 2017 and at adjusted effective tax rates of 36.0%, 48.7% and 37.0% during the second, third and fourth quarters of fiscal year 2017, respectively; tax impact during fiscal year 2016 at an adjusted effective tax rate of 32.6%.

(3)
Gain on sale of investment in refranchised drive-in operations is related to minority investments in franchise operations retained as part of a refranchising transaction that occurred in fiscal year 2009. Income from minority investments is included in other revenue on the consolidated statements of income.

(4)	Tax impact during the period at an effective tax rate of 35.6%.

(5)	During the fourth quarter of fiscal year 2017 the company incurred severance costs related to the elimination of certain corporate positions.

(6)	Tax impact during the period at an adjusted effective tax rate of 37.0%.

(7)	Tax impact during fiscal year 2017 at an adjusted effective tax rate of 37.0%; tax impact during fiscal year 2016 at an adjusted effective tax rate of 35.4%.

(8)	Tax impact during the period at an effective tax rate of 34.6%.

Fiscal Year 2018 Outlook
While the macroeconomic environment may impact results, the company continues to expect adjusted earnings per share for fiscal year 2018 to increase 5% to 10% year over year. The outlook for fiscal 2018 anticipates the following elements:

•	Approximately 0% to 2% same-store sales growth for the system;

•	Royalty revenue growth from new unit development;

•	70 to 80 new franchise drive-in openings;

•	Drive-in-level margins of 15.1% to 15.7%, depending upon the degree of same-store sales growth at company drive-ins;

•	Selling, general and administrative expenses of approximately $76 million to $78 million;

•	Depreciation and amortization expense of $40 million to $42 million;

•	Net interest expense of approximately $32 million to $34 million;

•	Capital expenditures of $38 million to $40 million; excluding spending on build-to-suit drive-in development, capital outlays would be $34 million to $36 million;

•	Free cash flow(1) of approximately $60 million to $65 million;

•	An income tax rate of approximately 35.0%;

•	The repurchase of approximately $160 million in shares across the fiscal year; and

•	An expected quarterly cash dividend of $0.16 per share.

Update on Investigation into Payment Card Breach
On September 18, 2017, the company was informed by its payment card processor that there appeared to be suspicious activity involving credit and debit cards used at certain Sonic Drive-In locations.  Upon learning of the suspicious activity, the company immediately contacted and began working with law enforcement to investigate the matter.  At the same time, the company immediately launched its own investigation with the help of experienced third-party forensics firms.  On October 4, 2017, from its investigations to date, the company issued a public statement notifying guests and the public that it had discovered that credit and debit card numbers may have been acquired without authorization as part of a malware attack experienced at certain Sonic Drive-In locations.  As a precautionary measure, the company offered 24 months of free fraud detection and identity theft protection through Experian’s IdentityWorks program to guests who used their cards at Sonic Drive-In locations this year. The company’s investigation is ongoing, and the company continues to work closely with experienced forensics firms and law enforcement officials to further investigate the matter.

Earnings Conference Call
The company will host a conference call to review financial results at 5:00 PM ET this evening.  The conference call can be accessed live over the phone by dialing (888) 806-6231 or (719) 325-4876 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 8522917.  The replay will be available until Monday, October 23, 2017.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company's website, sonicdrivein.com.

About Sonic
SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving approximately 3 million customers every day. Nearly 94 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For 64 years, SONIC has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated $8.5 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in their students. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn about SONIC's Limeades for Learning initiative, please visit LimeadesforLearning.com.
(1) Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures net of spending on build-to-suit drive-in development.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.
The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended August 31,		Fiscal year ended August 31,
	2017	2016	2017	2016
Revenues:
Company Drive-In sales	$72,601	$111,456	$296,101	$425,795
Franchise Drive-Ins:
Franchise royalties and fees	47,840	47,663	170,527	170,319
Lease revenue	1,962	2,327	7,436	7,459
Other	1,165	672	3,203	2,747
Total revenues	123,568	162,118	477,267	606,320

Costs and expenses:
Company Drive-Ins:
Food and packaging	19,859	30,888	80,971	118,136
Payroll and other employee benefits	24,789	38,625	107,477	150,260
Other operating expenses, exclusive of depreciation and amortization included below	13,923	22,974	61,463	88,424
Total cost of Company Drive-In sales	58,571	92,487	249,911	356,820

Selling, general and administrative	19,874	19,748	78,687	82,089
Depreciation and amortization	9,717	10,956	39,248	44,418
Provision for impairment of long-lived assets	148	155	1,140	232
Other operating income, net	(2,897)	(1,543)	(14,994)	(4,691)
Total costs and expenses	85,413	121,803	353,992	478,868
Income from operations	38,155	40,315	123,275	127,452

Interest expense	7,472	7,249	29,206	26,714
Interest income	(351)	(190)	(1,398)	(516)
Debt extinguishment costs	—	—	—	8,750
Net interest expense	7,121	7,059	27,808	34,948

Income before income taxes	31,034	33,256	95,467	92,504
Provision for income taxes	10,203	7,819	31,804	28,437
Net income	$20,831	$25,437	$63,663	$64,067

Basic income per share	$0.50	$0.54	$1.47	$1.32
Diluted income per share	$0.50	$0.53	$1.45	$1.29

Weighted average basic shares	41,309	47,237	43,306	48,703
Weighted average diluted shares	41,985	48,037	44,043	49,669
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SONIC CORP.
Unaudited Supplemental Information

	Three months ended August 31,		Fiscal year ended August 31,
	2017	2016	2017	2016
Drive-Ins in Operation:
Company:
Total at beginning of period	230	375	345	387
Opened	—	1	3	1
Sold to franchisees	(2)	(29)	(117)	(38)
Closed (net of re-openings)	—	(2)	(3)	(5)
Total at end of period	228	345	228	345
Franchise:
Total at beginning of period	3,341	3,168	3,212	3,139
Opened	27	18	63	52
Acquired from the company	2	29	117	38
Closed (net of re-openings)	(5)	(3)	(27)	(17)
Total at end of period	3,365	3,212	3,365	3,212
System:
Total at beginning of period	3,571	3,543	3,557	3,526
Opened	27	19	66	53
Closed (net of re-openings)	(5)	(5)	(30)	(22)
Total at end of period	3,593	3,557	3,593	3,557

	Three months ended August 31,		Fiscal year ended August 31,
	2017	2016	2017	2016

Sales Analysis:
Company Drive-Ins:
Total sales	$72,601	$111,456	$296,101	$425,795
Average drive-in sales	316	313	1,134	1,142
Change in same-store sales	(4.8)%	(3.0)%	(4.7)%	1.7%
Franchised Drive-Ins:
Total sales	$1,136,856	$1,125,655	$4,112,062	$4,092,303
Average drive-in sales	344	355	1,260	1,301
Change in same-store sales	(3.2)%	(1.8)%	(3.2)%	2.7%
System:
Change in total sales	(2.2)%	(0.8)%	(2.4)%	3.5%
Average drive-in sales	$342	$351	$1,250	$1,284
Change in same-store sales	(3.3)%	(2.0)%	(3.3)%	2.6%
Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended August 31,		Fiscal year ended August 31,
	2017	2016	2017	2016

	(In thousands)		(In thousands)
Revenues:
Company Drive-In sales	$72,601	$111,456	$296,101	$425,795
Franchise Drive-Ins:
Franchise royalties	47,434	47,126	169,344	168,691
Franchise fees	406	537	1,183	1,628
Lease revenue	1,962	2,327	7,436	7,459
Other	1,165	672	3,203	2,747
Total revenues	$123,568	$162,118	$477,267	$606,320

	Three months ended August 31,		Fiscal year ended August 31,
	2017	2016	2017	2016
Margin Analysis (percentage of Company Drive-In sales):
Company Drive-Ins:
Food and packaging	27.4%	27.7%	27.3%	27.7%
Payroll and employee benefits	34.1	34.7	36.3	35.3
Other operating expenses	19.2	20.6	20.8	20.8
Cost of Company Drive-In sales	80.7%	83.0%	84.4%	83.8%

	August 31,	August 31,
	2017	2016

	(In thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$22,340	$72,092
Current assets	89,184	137,657
Property, equipment and capital leases, net	312,380	392,380
Total assets	$561,744	$648,661

Current liabilities, including capital lease obligations and long-term debt due within one year	$58,616	$74,663
Obligations under capital leases due after one year	16,167	17,391
Long-term debt due after one year, net of debt issuance costs	628,116	566,187
Total liabilities	763,502	724,304
Stockholders' deficit	$(201,758)	$(75,643)